UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12
3COM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOR IMMEDIATE RELEASE
For more information contact:

Media & Investor Relations	Media Relations
John Vincenzo	Kevin Flanagan
508.323.1260	508.323.1101
john_vincenzo@3com.com	kevin_flanagan@3com.com
3COM ANNOUNCES INTENT TO PURSUE
BREAK-UP FEE FROM BAIN CAPITAL
Contends Bain Capital’s Termination of Merger Agreement is Invalid
MARLBOROUGH, MASS. — March 20, 2008 - 3Com Corporation (NASDAQ: COMS) today announced that it does not believe that Bain Capital Partners, LLC’s attempt to terminate its merger agreement with 3Com, which was announced earlier today by an affiliate of Bain Capital, is valid. 3Com believes that the reasons cited in Bain Capital’s press release are not grounds for termination of the agreement.
3Com will continue to fulfill its obligations under the terms of the existing merger agreement while it pursues the $66 million termination fee payable under the merger agreement. 3Com intends to hold its currently scheduled shareholder meeting on Friday, March 21, 2008, at 8 a.m. EDT at the company’s headquarters located at 350 Campus Drive, Marlborough, Massachusetts 01752-3064 to enable 3Com shareholders to vote on the company’s existing merger agreement. Obtaining shareholder approval of the merger agreement is a condition to seeking the break-up fee payable under the merger agreement.

3Com acknowledges that Bain Capital did submit non-binding, confidential proposals to the 3Com Board of Directors, however the Board determined that such proposals were not in the best interest of shareholders.
About 3Com Corporation
3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. 3Com also includes H3C Technologies Co., Limited (H3C), a China-based provider of network infrastructure products. H3C brings high-performance, cost-effective product development and a strong footprint in one of the world’s most dynamic markets. Through its TippingPoint division, 3Com is a leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
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Copyright © 2008 3Com Corporation. 3Com, the 3Com logo and TippingPoint are registered trademarks and H3C is a trademark of 3Com Corporation or its wholly owned subsidiaries. All other company and product names may be trademarks of their respective holders.
Safe Harbor
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the scheduled shareholders’ meeting, the merger transaction contemplated by the company’s merger agreement with affiliates of Bain Capital Partners, the company’s preservation of rights under the merger agreement (including the intent to pursue reverse break up fees), and intent to fulfill existing obligations under the merger agreement. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to consummating a merger transaction, risks related to our ability to hold our scheduled shareholders’ meeting, risks relating to our ability to agree on future alternative deal structures and, risks related to our ability to pursue and obtain a reverse break-up fee under the merger agreement; and other risks detailed in our filings with the SEC, including those discussed in our quarterly report filed with the SEC on Form 10-Q for the quarter ended November 30, 2007. 3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.
Additional Information About the Transaction and Where to Find It
In connection with the proposed merger, 3Com has filed and mailed a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement because it contains important information about 3Com and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by 3Com at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from 3Com by directing such request to 3Com Corporation 350 Campus Drive, Marlborough, MA 01752-3064 Attention: Investor Relations; Telephone: 508-323-1198. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction. 3Com and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of 3Com’s participants in the solicitation is set forth in 3Com’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.
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